State of Arizona

Corporation Commission

seal

to all to whom these presents shall come greeting:

I, George S. Livermore, secretary of the arizona corporation commission, do hereby certify that the annexed is a true and complete copy fo the annual report for the gold ore mining company, which was filed in the office of the arizona corporation commission, for the year ending december 31, 1966, as provided by law.

IN WITNESS WHEREOF,

I have heneunto set my hand and affixed the official seal of the arizona corporation commission, at the capitol, in the city of phoenix this 28th day of november 1967.

by

Assistant Secretary

Seal




certificate of renewal and extension of corporate existance of the gold ore mining company

KNOW ALL MEN BY THESE PRESENTS:

That by resolution duly and regularly passed and adopted by the unanimous vote of the holders of 1,228,633 shares, being all of the shares represented and present and more than a majority of the issued and outstanding stock of gold ore mining company, a corporation organized and existing under and by virtue of the laws of the state of arizona at a special regularly and duly called and held for that purpost pursuant to the by laws of said corporation and the laws of the state of arizona, at the office of said corporation in Oatman, Mohave County, Arizona, on the 10th day of March, 1936, the corporate existance of said corporation was renewed and extended for the period of twenty five years from and after March 11, 1936, up to and including march 11, 1961, and in accordance therewith and for that purpose the articles of incorporation of said corporation were amended by adding thereto article AA to read as follows:

ARTICLE AA

On the 10th day of march, 1936, the corporate existance of said corporation gold ore mining company was renewed and extended and such renewal and extension shall be and is for the period of twenty five years from and after March 11, 1936, up to and including March 11, 1961.

IN WITNESS THEREOF, we, the duly authorized officers af said gold ore mining company, have hereunto set our hands on behalf of said corporation and affexed the corpoarte seal of said corporation this 10th day of March, 1936.

Gold Ore Mining Company

By W.B. Phelps
Its assistant Vice President and Director.